UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 3, 2008
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor
18 Queen Street, Hamilton HM JX Bermuda	N/A

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On October 6, 2008, Royston Run-Off Limited (“Royston”), an indirect wholly-owned subsidiary of Enstar Group Limited (the “Company”), entered into a definitive agreement for the purchase of Unionamerica Holdings Limited from St. Paul Fire and Marine Insurance Company, an affiliate of The Travelers Companies, Inc. (“Travelers”), for a purchase price of $343.4 million. In connection with the proposed acquisition, Royston entered into a Term Facilities Agreement with National Australia Bank Limited on October 3, 2008 for a $184.6 million loan to be made at the closing of the acquisition, as described below under Item 2.03. The purchase price payment obligations of Royston under the acquisition agreement are guaranteed by Kenmare Holdings Limited, an intermediate holding company for several of the Company’s subsidiaries.
     Unionamerica Holdings Limited is comprised of the discontinued operations of Travelers’ U.K.-based London Market business, which were placed into run-off between 1992 and 2003.
     The purchase price of $343.4 million is expected to be financed approximately 54% through the bank loan; approximately 14% from J.C. Flowers II L.P. (the “Flowers Fund”); and approximately 32% from available cash on hand. The Flowers Fund is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of Enstar’s largest shareholders. In addition, John J. Oros, a director and Enstar’s Executive Chairman, is a Managing Director of J.C. Flowers & Co. LLC. The Flowers Fund will have a 30% non-voting equity interest in Royston Holdings Ltd., the direct parent company of Royston.
     Completion of the acquisition is conditioned on, among other things, completion of the proposed bank financing, approval by the U.K.’s Financial Services Authority and satisfaction of various customary closing conditions. However, the bank financing condition would be waived if the bank financing is not completed due to certain breaches by Royston of its obligations under the Term Facilities Agreement, in which case, the conditions to closing the acquisition would be deemed satisfied and Royston would be obligated to complete the acquisition. The acquisition is expected to close in the fourth quarter of 2008.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On October 3, 2008, in connection with the proposed acquisition, Royston entered into a Term Facilities Agreement with National Australia Bank Limited (“NABL”) for a $184.6 million loan to be made at the closing of the acquisition (the “Facilities Agreement”). The Facilities Agreement provides for a term loan facility pursuant to which Royston is permitted to borrow up to $184.6 million to partially finance the acquisition discussed above under Item 1.01. Of that amount, Royston is permitted to borrow $152.6 million under Facility A and $32.0 million under Facility B. The Facilities Agreement expires if the proposed acquisition is not completed by February 3, 2009. The Company has provided a guarantee of all of the obligations of Royston under the Facilities Agreement, however, if NABL’s participation in the facilities is reduced to or below 50% of overall commitments, then the Company will be released from all obligations as guarantor.
     The loans are secured by a lien covering all of the assets of Royston. The interest rate on the Facility A portion is LIBOR plus 3.50% and the interest rate on the Facility B portion is LIBOR plus 4.00%. The current blended rate on the full amount to be borrowed is LIBOR plus 3.59%. During the existence of a payment default, the interest rates will be increased by 1.00%. During the existence of any event of default (as specified in the Facilities Agreement), the lenders may declare that all amounts outstanding under the Facilities Agreement are immediately due and payable, declare that all borrowed amounts be paid upon demand, or proceed against the security. Amounts outstanding under the Facilities Agreement are also subject to acceleration by the lenders in the event of a change of control of Royston, successful application by Royston or certain of its affiliates (other than the Company) for listing on a stock exchange, or total amounts outstanding under the facilities decreasing below $10 million.

     The Facility A portion is repayable within three years from the date of the Facilities Agreement. The Facility B portion is repayable within four years from the date of the Facilities Agreement. As disclosed above, the Flowers Fund will have a 30% non-voting equity interest in Royston Holdings Ltd., the direct parent company of Royston.
     Completion of the proposed bank financing is conditioned upon certain customary closing conditions and that no market disruption event has occurred rendering a lender under the facilities unable to fund its obligations. A market disruption event is defined as the British Bankers’ Association Interest Settlement Rate for U.S. Dollars being unavailable to determine LIBOR or lenders under the facilities committed to providing greater than 30% of the loan amount of either Facility A or Facility B providing notice that the cost of obtaining matching deposits would be in excess of LIBOR.

Item 2.06.	Material Impairments.
     The Company is an investor in the Flowers Fund, which invests solely in the financial services sector. In light of adverse developments related to the current global credit and liquidity crises in this sector and certain information made available to the fund’s limited partners, management has evaluated its investment in the Flowers Fund and, on October 8, 2008, determined that a write-down in the valuation of the Company’s investment in the fund was warranted. Management currently estimates this charge will be $21.1 million and the charge will be recorded against earnings in the third quarter. The Company does not anticipate that this charge will result in any material future cash expenditures by the Company.
     This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the Company may not be able to complete the proposed acquisition or the related financing on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Other important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended June 30, 2008, and are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press Release issued by Enstar Group Limited, dated October 7, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: October 9, 2008	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX
99.1	Press Release issued by Enstar Group Limited, dated October 7, 2008.